Exhibit 99.1

IDEX Corporation Announces Appointment of Lakecia N. Gunter to Board of Directors

NORTHBROOK, IL (February 1, 2021) – IDEX Corporation (NYSE:IEX) today announced the appointment of Lakecia N. Gunter to the company’s Board of Directors. The appointment of Ms. Gunter, effective immediately, increases the size of the board from 10 to 11 directors. She will serve on the board’s Compensation Committee.
Gunter currently serves as Vice President and General Manager of IoT (Internet of Things) Global and Strategic Engagement at Microsoft Corporation. She will bring a new level of technology and digital innovation expertise to the IDEX board.
“As we continue navigating further digitalization of our product and service offerings, including the select strategic incorporation of IoT technology, we look forward to the experienced guidance Lakecia will provide,” IDEX Chief Executive Officer and President Eric D. Ashleman said. “Innovation is literally the first initial in our name and continuing on that path today increasingly involves the intersection of new digital technologies with our highly engineered industrial products.”
“Lakecia’s strong business acumen, leadership development skills, strategic insights and customer orientation will expand the breadth of our board’s expertise. She’s a welcome addition who I’m confident will help propel IDEX forward,” Ashleman said.
At Microsoft, Gunter is responsible for growing and scaling the company’s IoT business, from revenue growth to technical adoption and acceleration. Prior to joining Microsoft, she was Vice President of the Programmable Solutions Group and General Manager of Ecosystem Development and Operations at Intel Corporation. While at Intel, she served in several leadership roles, including Chief of Staff and Technical Assistant to the CEO.
“The perspectives Lakecia can bring about longer-term opportunities and challenges to IDEX businesses posed by technology-related trends will undoubtedly be a unique and valuable asset to our already experienced board,” said William M. Cook, Non-Executive Chairman of the Board.
Gunter earned her bachelor’s degree in computer engineering from the University of South Florida and her master’s degree in electrical engineering from the Georgia Institute of Technology. She currently serves on the Board of Trustees for the Oregon Museum of Science and Industry and for iUrban Teen, a STEM-Arts education program. In addition, she is a member of The Executive Leadership Council (ELC). Gunter was named one of the “26 Most Powerful Female Engineers” in 2016 by Business Insider and, in 2015, she received the Society of Women Engineers’ Prism Award for demonstrating outstanding technology and community leadership.

About IDEX
IDEX (NYSE: IEX) is a company that has undoubtedly touched your life in some way. In fact, IDEX businesses make thousands of products that are mission-critical components in everyday activities. Chances are the car you’re driving has a BAND-IT® clamp holding your side airbag safely in place. If you were ever in a car accident, a Hurst Jaws of Life® rescue tool may have saved your life. If you or a family member is battling cancer, your doctor may have tested your DNA in a quest to find the best targeted medicine for you. It’s likely your DNA test was run on equipment that contains components made by our growing IDEX Health & Science team. Founded in 1988 with three small, entrepreneurial manufacturing companies, we’re proud to say that we now call 40 diverse businesses around the world part of the IDEX family. With 7,000 employees and manufacturing operations in more than 20 countries, IDEX is a high-performing, global $2+ billion company committed to making trusted solutions that improve lives. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.
Contact
IDEX Corporation
William K. Grogan
Senior Vice President and Chief Financial Officer
847-498-7070